Exhibit 10.9
PIPER SANDLER COMPANIES
AMENDED AND RESTATED
2003 ANNUAL AND LONG-TERM INCENTIVE PLAN

PERFORMANCE SHARE UNIT AGREEMENT

Name of Employee: [___________]
Target No. of Performance Share Units Covered: [___________] Maximum No. of Performance Share Units Covered: [___________]	Date of Issuance: [___________]

    This is a Performance Share Unit Agreement (“Agreement”) between Piper Sandler Companies, a Delaware corporation (the “Company”), and the above-named employee of the Company (the “Employee”).

Recitals

    WHEREAS, the Company maintains the Piper Sandler Companies Amended and Restated 2003 Annual and Long-Term Incentive Plan, as amended from time to time (the “Plan”);

WHEREAS, the Board of Directors of the Company has delegated to the Compensation Committee (the “Committee”) the authority to determine the awards to be granted under the Plan; and

WHEREAS, the Committee or its delegee has determined that the Employee is eligible to receive an award under the Plan in the form of performance share units and has set the terms thereof;

    NOW, THEREFORE, the Company hereby grants this award to the Employee under the terms set by the Committee as follows.

Terms and Conditions*

1.    Grant of Performance Share Units.

    (a)    Subject to the terms and conditions of this Agreement, the Company has granted to the Employee the number of Performance Share Units specified at the beginning of this Agreement (collectively the “Performance Share Units,” and each a “Performance Share Unit.”) Each Performance Share Unit represents the right to receive a Share and dividend equivalent amounts corresponding to the Share, subject to the terms and conditions of this Agreement and the Plan.

*Unless the context indicates otherwise, terms that are not defined in this Agreement shall have the meaning set forth in the Plan.

    (b)    The Performance Share Units granted to the Employee shall be credited to an account in the Employee’s name. This account shall be a record of book-keeping entries only and shall be utilized solely as a device for the measurement and determination of the number of Shares to be granted to or in respect of the Employee pursuant to this Agreement.

2.    Vesting. Except as provided in Section 4, the Performance Share Units will vest at the time that the Committee certifies the number of Performance Share Units that are earned and such earned Performance Share Units are settled in accordance with Section 5.

3.    Earned Performance Share Units. If the Employee remains continuously employed (including during the continuance of any leave of absence as approved by the Company or an Affiliate) by the Company or an Affiliate through the date of vesting as provided in Section 2, the Employee shall earn the number of Performance Share Units determined by taking the sum of the percentages earned in the tables shown in Section 3(a) and 3(b) below, and multiplying the sum percentage times the target number of Performance Share Units specified at the beginning of this Agreement.

    (a)    The number of the Performance Share Units that will be earned pursuant to this Section 3(a) will be determined by reference to the Company’s Total Shareholder Return relative to the Total Shareholder Return of the Peer Group as provided in the table below:

Company Total Shareholder Return Relative to Peer Group	% of Performance Share Units Earned
Below 25th percentile	0%
25th percentile (threshold)	12.5%
50th percentile (target)	50%
75th percentile or above (maximum)	75%
Note: Interpolation between points in the table above will be on a straight-line basis (from threshold to target and from target to maximum).

    (b)    The number of the Performance Share Units that will be earned pursuant to this Section 3(b) will be determined by reference to the Company’s Average Adjusted Return on Equity as provided in the table below:

Company Average Adjusted Return on Equity	% of Performance Share Units Earned
Below 16.4%	0%
16.4% (threshold)	25%
23.4% (target)	50%
26.4% or greater (maximum)	75%
Note: Interpolation between points in the table above will be on a straight-line basis (from threshold to target and from target to maximum).

    (c)    As used in this Agreement, the following terms have the meanings provided below:

(i)    “Adjusted Earnings” is equal to the net income attributable to the Company as set forth in the Company’s published fiscal year-end financial disclosures, as adjusted to exclude (1) revenues and expenses related to non-controlling interests; (2) amortization of intangible assets related to acquisitions; (3) compensation and non-

compensation expenses for acquisition-related agreements; (4) restructuring and acquisition integration costs; (5) losses related to the impairment of goodwill and other intangible assets; (6) adjustments resulting from a change in an existing, or application of a new, accounting principle that is not applied on a fully retroactive basis; and (7) other expenses, losses, income or gains that are separately disclosed and are unusual in nature or infrequent in occurrence (collectively, items #1 through #7 are the “Adjustment Items”). In each case, each Adjustment Item that is applied to determine the Adjusted Earnings shall be adjusted for any tax benefit associated with the Adjustment Item as reported in the net income attributable to the Company. The Committee may exercise discretion to not make adjustment for one or more Adjustment Items, or any amount of an Adjustment Item, when determining Adjusted Earnings, but only if the exercise of discretion reduces amounts payable under this award.

(ii)    “Adjusted Return on Equity” is equal to the Company’s Adjusted Earnings divided by the Average Annual Shareholders’ Equity.

(iii)    “Average Adjusted Return on Equity” is equal the average of the Adjusted Return on Equity for each of the three fiscal years in the Performance Period.

(iv)    “Average Annual Shareholders’ Equity” is equal to the average of the total common shareholders’ equity (which is the total shareholders’ equity less amounts attributed to noncontrolling interests) as set forth in the Company’s published quarterly financial disclosures during the fiscal year, as adjusted to reflect appropriate adjustments to total common shareholders’ equity in the event that (i) an adjustment is made to Adjusted Earnings under the Adjustment Item provided in item #5 of Section 3(c)(i), or (ii) the Committee elects to include in total common shareholders’ equity additional equity related to acquisition-related accounting at an earlier time than the ordinary amortization schedule. The Committee may exercise discretion to not make an adjustment when determining Average Annual Shareholders’ Equity, but only if the exercise of discretion reduces amounts payable under this award.

(v)    “Beginning Price” with respect to a company means the average closing price of a share of common stock of such company as reported by such company’s primary national securities market or exchange at the end of each trading day during the 60 calendar days immediately prior to the first day of the Performance Period.

    (vi)    “Dividends” with respect to a company means the per share amount of each cash or stock dividend paid by such company with respect to its common stock during the Performance Period. All such dividends will be deemed to be reinvested in such company’s common stock for purposes of calculating Total Shareholder Return hereunder.

    (vii)    “End Price” with respect to a company means the average closing price of a share of common stock of such company as reported by such company’s primary national securities market or exchange at the end of each trading day during the last 60 calendar days of the Performance Period.

    (viii)    “Peer Group” means companies identified on Appendix A attached hereto. If, after the date of this Agreement and prior to the end of the Performance Period (A) a member of the Peer Group is acquired by a company not included in the Peer Group, then the acquired company will be removed from the Peer Group effective as of the beginning of the Performance Period; (B)a member of the Peer Group is acquired by a company that is included in the Peer Group, then the acquired company will be removed from the Peer Group effective as of the beginning of the Performance Period and the acquiring company (or its successor, by merger or otherwise) will remain a member of the Peer Group subject to the other terms of this Section 3(c)(iv); and (C) any member of the Peer Group ceases continuing operations or ceases to be traded on a national securities market or exchange (other than in connection with an acquisition of such company), then such company will continue to be a member of the Peer Group and the End Price for such company will be deemed to be zero.

    (ix)    “Performance Period” means the 36-month period beginning on January 1, 2022 and ending on December 31, 2024.

    (x)    “Total Shareholder Return” with respect to a company means ((End Price + Dividends) - Beginning Price) / Beginning Price.

    (xi)    The Beginning Price, End Price and amount of Dividends for the Company and each company that is part of the Peer Group shall be adjusted by the Committee to account for any change in capitalization such as a stock split or a corporate transaction (such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of such company (including any extraordinary cash or stock dividend)) in the Committee’s sole discretion.

    (d)    Notwithstanding the foregoing, if the Employee’s employment with the Company or an Affiliate terminates because of the Employee’s death or long-term disability (as defined in the Company’s long-term disability plan, as the same may be amended hereafter, a “Disability”), then the number of Performance Share Units that will be earned will equal the number of Performance Share Units that would otherwise be earned pursuant to Sections 3(a) and 3(b) but for the Employee’s termination.

(e)    Notwithstanding the foregoing, if the Employee’s employment by the Company or an Affiliate terminates as a result of a Severance Event (as defined in the Company’s Severance Plan, as the same may be amended hereafter, and as determined in the sole discretion of the Company), then the number of Performance Share Units that will be earned will equal (i) the number of Performance Share Units that would otherwise be earned pursuant to Sections 3(a) and 3(b) but for the Employee’s termination multiplied by (ii) a fraction, (x) the numerator of which is the number of days during the Performance Period up to and including the date of termination of the Employee’s employment with the Company or an Affiliate and (y) the denominator of which is the total number of days in the Performance Period (the “Pro Rata Vesting Portion”).

(f)    Notwithstanding the foregoing, if the Employee’s employment by the Company or an Affiliate terminates under circumstances qualifying as a “Retirement” (as defined below), then the Company shall offer the Employee an opportunity to sign a Post-Termination Agreement and execute a general release of all claims against the Company and its Affiliates on a form provided by the Company for this purpose and within the timeframe designated by the Company.

    If the Employee signs a Post-Termination Agreement, and thereafter complies with the Employee’s obligations under such Post-Termination Agreement, including the obligation to refrain from engaging in any Restricted Activities (as defined below) for the duration of the Performance Period, and the Employee signs and does not rescind the general release as described above, then the unvested Performance Share Units shall not be forfeited, but rather, the Employee shall continue to have the opportunity to earn the number of Performance Share Units that would otherwise be earned pursuant to Sections 3(a) and 3(b) but for the Employee’s Retirement provided that the Employee continuously refrains from engaging in all Restricted Activities for the duration of the remaining Performance Period.

For purposes of this Agreement, the termination of an Employee’s employment is deemed to qualify as a “Retirement” if the Employee’s employment terminates for any reason other than Cause, and, at the time of such termination, the Employee satisfies the following two conditions: (1) the Employee has provided at least five years of service as an employee to the Company, and (2) the sum of the Emplyee’s age at the time of termination and the Employee’s total years of service to the Company is greater than seventy (70).

(g)    Notwithstanding the foregoing, if the Employee’s employment with the Company or an Affiliate is terminated by the Company or an Affiliate without Cause and such termination does not occur under circumstances qualifying as a Retirement, then the Company shall offer the Employee an opportunity to sign a Post-Termination Agreement and execute a general release of all claims against the Company and its Affiliates on a form provided by the Company for this purpose and within the timeframe designated by the Company.

If the Employee signs a Post-Termination Agreement, and thereafter complies with the Employee’s obligations under such Post-Termination Agreement, including the obligation to refrain from engaging in any Restricted Activities (as defined below) for the duration of the Performance Period, and the Employee signs and does not rescind the general release as described above, then the unvested Performance Share Units shall not be forfeited, but rather, the Employee shall continue to have the opportunity to earn the Pro Rata Vesting Portion provided that the Employee continuously refrains from engaging in all Restricted Activities for the duration of the remaining Performance Period.

(h)    Except as expressly provided herein, if the Employee’s employment with the Company or an Affiliate terminates under any other circumstances (whether voluntary or involuntary), then the Performance Share Units shall cease vesting and shall be deemed forfeited upon the termination of the Employee’s employment.

(i)    The Performance Share Units that are earned pursuant to this Section 3 will be determined by the Committee’s certification of attainment of the applicable Performance Goal hereunder as provided in Section 5.

4.    Change in Control. If a Change in Control occurs during the Performance Period prior to any forfeiture of the unvested Performance Share Units in accordance with Section 6, then, notwithstanding the other terms of this Agreement or Section 7 of the Plan:

(a)    If the Change in Control occurs within the first fiscal year of the Performance Period, the Employee shall be entitled to receive Shares of Restricted Stock (each a “Restricted Share” and collectively the “Restricted Shares”), under the Agreement based on, and assuming that, performance would have been achieved at the target level. Accordingly, the target number of Performance Share Units automatically will become an equal number of Restricted Shares (and no additional Performance Share Units shall be eligible to vest under this Agreement), and, on the closing date of the Change in Control, the Company will cause its transfer agent to make a book entry in the transfer agent’s records in the name of the Employee (unless the Employee requests a certificate evidencing the Restricted Shares).

(b)    If the Change in Control occurs within the second or third fiscal year of the Performance Period, the Employee shall be entitled to receive Restricted Shares based on performance achieved as if the Change in Control were the last day of the Performance Period. For purposes of determining Adjusted Return on Equity for the fiscal year in which the Change in Control occurs, net income and the average of the total common shareholders’ equity as set forth in the Company’s published quarterly financials for the fiscal quarter ending immediately prior to the date of the Change in Control shall be used. Accordingly, the number of Performance

Share Units determined to have been earned under this paragraph shall automatically become an equal number of Restricted Shares (and no additional Performance Share Units shall be eligible to vest under this Agreement), and, on the closing date of the Change in Control, the Company will cause its transfer agent to make a book entry in the transfer agent’s records in the name of the Employee (unless the Employee requests a certificate evidencing the Restricted Shares).

(c)    The Employee shall have all of the rights of a shareholder with respect to the Restricted Shares. All restrictions provided for in this Section 4 will apply to each Restricted Share and to any other securities distributed with respect to that Restricted Share. Each Restricted Share will remain restricted and subject to forfeiture to the Company unless and until that Restricted Share has vested in the Employee in accordance this Section 4. Each book entry (or stock certificate if requested by the Employee) evidencing any Restricted Share may contain such notations or legends and stock transfer instructions or limitations as may be determined or authorized by the Company in its sole discretion. If a certificate evidencing any Restricted Share is requested by the Employee, the Company may, in its sole discretion, retain custody of any such certificate throughout the period during which any restrictions are in effect and require, as a condition to issuing any such certificate, that the Employee tender to the Company a stock power duly executed in blank relating to such custody. The Company will not be required (i) to transfer on its books any Restricted Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of the Restricted Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom the Restricted Shares shall have been so transferred.

(d)    Provided the Employee remains continuously employed (including during the continuance of any leave of absence as approved by the Company or an Affiliate) by the Company or an Affiliate after the closing of the Change in Control through the end of the Performance Period, all unvested Restricted Shares as of the last day of the Performance Period will vest on such date.

(e)    If the Employee’s employment with the Company or an Affiliate is terminated after the closing of the Change in Control and prior to the end of the Performance Period (i) by the Company or an Affiliate without Cause, (ii) by the Employee for Good Reason, or (iii) in connection with the Employee’s death or Disability, all unvested Restricted Shares will vest on the date of termination of the Employee’s employment with the Company or an Affiliate.

(f)     If the Employee elects to terminate his or her employment with the Company or an Affiliate after the closing of the Change in Control and prior to the end of the Performance Period by the Employee under circumstances qualifying as a Retirement, then the Employee shall be given the opportunity to sign a Post-Termination Agreement and execute a general release of all claims against the Company and its Affiliates on a form provided by the Company for this purpose and within the timeframe designated by the Company.

If the Employee signs a Post-Termination Agreement, and thereafter complies with the Employee’s obligations under such Post-Termination Agreement, including the obligation to refrain from engaging in any Restricted Activities (as defined below) for the duration of the Performance Period, and the Employee signs and does not rescind the general release as described above, then all unvested Restricted Shares as of the last day of the Performance Period will vest on such date.

(g)     If the Employee’s employment with the Company or an Affiliate is terminated under any other circumstances (whether voluntary or involuntary), then all unvested Restricted Shares shall cease vesting and shall be deemed forfeited upon the termination of the Employee’s employment.

(h)    If the Change in Control is a Corporate Transaction, the Company shall arrange for the surviving entity or acquiring entity (or the surviving or acquiring entity’s parent company) to assume or continue the Award evidenced hereby or to substitute a similar award for the Award evidenced hereby, in each case as determined by the Committee in its sole discretion.

(i)    For purposes of this Agreement,

(i)    “Good Reason” means (1)a material diminution of the Employee’s duties; (2) a significant, adverse reduction in the Employee’s title; or (3) any relocation of the Employee’s principal place of business to a location more than a 30 mile radius from its current location; and

(ii)    “Cause” means (1) the Employee’s continued failure to substantially perform his or her duties with the Company or an Affiliate after written demand for substantial performance is delivered to the Employee; (2) the Employee’s conviction of a crime (including a misdemeanor) that, in the Company’s determination, impairs the Employee’s ability to perform his or her duties with the Company or an Affiliate, (3) the Employee’s violation of any policy of the Company or an Affiliate that the Company deems material; (4) the Employee’s violation of any securities law, rule or regulation that the Company deems material; (5) the Employee’s engagement in conduct that, in the Company’s determination, exposes the Company or an Affiliate to civil or regulatory liability or injury to their reputations; (6) the Employee’s engagement in conduct that would subject the Employee to statutory disqualification pursuant to Section 15(b) of the Exchange Act and the regulations promulgated thereunder; or (7) the Employee’s gross or willful misconduct, as determined by the Company.

5.    Settlement.

(a)    Following the end of the Performance Period, the Committee shall certify the Total Shareholder Return and the Average Adjusted Return on Equity of the Company and the number of Performance Share Units (if any) that are earned pursuant to the terms and conditions hereof, and the Company shall cause to be issued to the Employee, or to the Employee’s designated beneficiary or estate in the event of the Employee’s death, one Share in payment and settlement of each earned Performance Share Unit. Such Shares shall be issued on or before the 15th day of the third calendar month after the month in which the last date of the Performance Period occurs, and the Employee shall have no power to affect the timing of such issuance. Such issuance shall be evidenced by a stock certificate or appropriate entry on the books of the Company or a duly authorized transfer agent of the Company, shall be subject to the tax withholding provisions of Section 8, and shall be in complete settlement and satisfaction of such vested Performance Share Units. Notwithstanding the foregoing, if the ownership of or issuance of Shares to the Employee as provided herein is not feasible due to applicable exchange controls, securities or tax laws or other provisions of applicable law, as determined by the Committee in its sole discretion the Employee or the Employee’s legal representative shall receive cash proceeds in an amount equal to the Fair Market Value (as of the date the applicable Performance Share Units are vested) of the Shares otherwise issuable to the Employee or the Employee’s legal representative, net of any amount required to satisfy withholding tax obligations as provided in Section 8.

(b)    Upon the vesting of any Restricted Shares, such vested Restricted Shares will no longer be subject to forfeiture as provided in Section 6 and the Company will, or will cause its transfer agent to, remove all notations and legends and revoke all stock transfer instructions from the book entry or stock certificate evidencing the Restricted Shares so vested as may have been made or given as a result of the terms of this Agreement, and the Company will deliver to the Employee, or the Employee’s designated beneficiary or estate in the event of the Employee’s death, all certificates (or replacement certificates removing all legends contemplated hereby) in the Company’s custody relating to the Restricted Shares.

(c)    Notwithstanding the foregoing, if the common equity of the surviving entity or acquiring entity (or the surviving or acquiring entity’s parent company) in any Corporate Transaction is not listed or quoted on an established securities market at the time of vesting of any Restricted Shares, the Company will deliver to the Employee or the Employee’s designated beneficiary or estate in the event of the Employee’s death, in lieu of shares of capital stock not subject to restrictions pursuant hereto, cash in an amount equal to the Fair Market Value (as of the date of closing of the Corporate Transaction) of the Restricted Shares vested pursuant to the terms hereof, net of any amount required to satisfy withholding tax obligations as provided in Section 8.

6.    Forfeiture. If (i) the Employee attempts to pledge, encumber, assign, transfer or otherwise dispose of any of the Performance Share Units or, prior to vesting, any Restricted Shares without the Committee’s prior written consent or other than by will or by the laws of descent and distribution, or if the Performance Share Units or Restricted Shares become subject to attachment or any similar involuntary process in violation of this Agreement; (ii) the Employee breaches any of the restrictive covenants provided by Section 9; or (iii) the Employee’s employment with the Company or an Affiliate is terminated (1) by the Company for Cause; or (2) under any other circumstance other than (A) due to the Employee’s death or Disability, or (b) by the Employee for Good Reason following a Change in Control, and the Employee does not enter into the Post-Termination Agreement or fails to comply with the terms and conditions of the Post-Termination Agreement, including execution of a general release of all claims against the Company and any designated Affiliates and their respective agents, on a form provided by the Company for this purpose and within the timeframe designated by the Company, that becomes effective and enforceable, then any Performance Share Units or Restricted Shares (as applicable) that have not previously vested automatically will be forfeited by the Employee. Any Performance Share Units or Restricted Shares that are unvested as of the last day of the Performance Period also shall be forfeited.
7.    Stockholder Rights. The Performance Share Units do not entitle the Employee to any rights of a stockholder of the Company. Notwithstanding the foregoing, the Employee shall accumulate an unvested right to payment of cash dividend equivalents on the Shares underlying Performance Share Units with respect to any cash dividends paid on the Shares that have a record date on or after the Date of Issuance. Such dividend equivalents will be in an amount of cash per Performance Share Unit equal to the cash dividend paid with respect to one Share. The Employee shall be entitled solely to payment of accumulated dividend equivalents with respect to the number of Performance Share Units equal to the number of Shares (or Restricted Shares) ultimately issued to the Employee pursuant to this Agreement. Dividend equivalents will be paid to the Employee as soon as administratively posible following the date that the Shares (or Restricted Shares) are issued to the Employee. The Employee shall not be entitled to dividend equivalents with respect to dividends with a record date prior to the Date of Issuance. All dividend equivalents accumulated with respect to forfeited Performance Share Units shall also be irrevocably forfeited.

As of the date of issuance of Shares (or Restricted Shares) underlying Performance Share Units, the Employee shall have all of the rights of a stockholder of the Company with respect to any Shares (or Restricted Shares) issued pursuant hereto, except as otherwise specifically provided in this Agreement. The Employee’s rights with respect to the Performance Share Units and Restricted Shares shall remain forfeitable at all times by the Employee until satisfaction of the vesting conditions set forth herein.

8.    Tax Withholding. The parties hereto recognize that the Company or an Affiliate may be obligated to withhold federal and state taxes or other taxes upon the vesting of the Performance Share Units or Restricted Stock or, in the event that the Employee elects under Code Section 83(b) to report the receipt of the Restricted Shares as income in the year of receipt, upon the Employee’s receipt of the Restricted Shares, and upon the payment of any cash relating to earned dividend equivalents at the time of issuance. The Employee agrees that, at such time, if the Company or an Affiliate is required to withhold such taxes, the Employee will promptly pay, in cash upon demand (or in any other manner permitted by the Committee in accordance with the terms of the Plan), to the Company or an Affiliate such amounts as shall be necessary to satisfy such obligation, and the issuance of Shares in connection with the vesting of any Performance Share Units shall be conditioned upon the prior payment by the Employee, or the establishment of arrangements satisfactory to the Committee for the payment by the Employee, of such obligation. The Employee further acknowledges that the Company has directed the Employee to seek independent advice regarding the applicable provisions of the Code, the income tax laws of any municipality, state or foreign country in which the Employee may reside, and the tax consequences of the Employee’s death.

9.    Restricted Activities. In consideration of the grant of this award, the Employee agrees to comply with and be bound by the following restrictive covenants (each a “Restricted Activity” and together the “Restricted Activities”):

(a)    the Employee will not, either during the Employee’s employment by the Company or an Affiliate or at any time thereafter, except in connection with the performance of the Employee’s job duties for the benefit of the Company, use, disclose or misappropriate any Company-Confidential Information (as defined below) unless the Company or an Affiliate consents otherwise in writing. “Company-Confidential Information” shall have the same meaning as provided in the Company’s Code of Ethics and Business Conduct, and shall include without limitation any confidential, secret or proprietary knowledge or information of the Company or an Affiliate that the Employee has acquired or become acquainted with during the Employee’s employment with the Company or an Affiliate. For the avoidance of doubt, nothing in this paragraph or any other provision of this Agreement precludes you from reporting to the Company’s management or directors or to the government, a regulator, or a self-regulatory agency conduct that you believe to be in violation of the law, or responding truthfully to questions or requests from the government, a regulator, a self-regulatory agency, or in a court of law.

(b)     the Employee will not, during the Employee’s employment by the Company or an Affiliate and during the Applicable Post-Employment Restricted Period, directly or indirectly, on behalf of the Employee or any other person (including but not limited to any Talent Competitor (as defined below)), solicit, induce or encourage any person then employed, or employed within the 180-day period preceding the Employee’s termination, by the Company or an Affiliate to terminate or otherwise modify their employment relationship with the Company;

(c)    the Employee will not, during the Employee’s employment by the Company or an Affiliate and during the Applicable Post-Employment Restricted Period, on behalf of the Employee or any other person (including but not limited to any Talent Competitor (as defined below)), hire, retain or employ in any capacity any person then employed, or employed within the 180-day period preceding the Employee’s termination, by the Company or an Affiliate;

(d)    the Employee will not, during the Employee’s employment by the Company or an Affiliate and during the Applicable Post-Employment Restricted Period, directly or indirectly, on behalf of the Employee or any other person (including but not limited to any Talent Competitor), solicit any customer, client or account of the Company or an Affiliate, or otherwise seek to divert any customer, client or account of the Company or an Affiliate away from engaging in business with the Company or an Affiliate. For purposes of this subparagraph, “customer, client or account” shall include the following: then-current customers, clients, or accounts of the Company or an Affiliate; any customers, clients or accounts that had been represented by or had a business relationship with the Company or an Affiliate within the 365-day period preceding the Employee’s termination; and any individual, company or other form of legal entity that had been solicited or pitched for business by the Company or an Affiliate within the 365-day period preceding the Employee’s termination, if the Employee was involved in any capacity in the solicitation or pitch;

(e)    the Employee will not, during the Employee’s employment by the Company or an Affiliate and during the Applicable Post-Employment Restricted Period, without the prior written consent of the Company or an Affiliate, (x) become a director, officer, employee, partner, consultant or independent contractor of, or otherwise work or provide services for, a Talent Competitor doing business in the same geographic or market area(s) in which the Company or an Affiliate is also doing business, or (y) acquire any material ownership or similar financial interest in any such Talent Competitor;

(f)    the Employee will not, either during the Employee’s employment by the Company or an Affiliate or at any time thereafter, make disparaging, derogatory, or defamatory statements about the Company or an Affiliate in any public forum or media; and

(g)    the Employee will not, either during the Employee’s employment by the Company or an Affiliate or at any time thereafter, fail to cooperate fully with and provide full and accurate information to the Company and its counsel with respect to any matter (including any audit, tax proceeding, litigation, investigation or governmental proceeding) with respect to which the Employee may have knowledge or information, subject to reimbursement for actual, appropriate and reasonable expenses incurred by the Employee.

For purposes of this Section 9, the “Applicable Post-Employment Restricted Period” means: (i) with respect to Sections 9(b) and (c), one year following any termination of the Employee’s employment with the Company or an Affiliate (not including any period of notice provided by the Employee); (ii) with respect to Section 9(d), six months following any termination of the Employee’s employment with the Company or an Affiliate (not including any period of notice provided by the Employee); and (iii) with respect to Section 9(e), one month following any termination of the Employee’s employment initiated and effected by the Company or an Affiliate without Cause, or three months following any other termination of the Employee’s employment with the Company or an Affiliate (not including any period of notice provided by the Employee); provided, however, that if the Company requests that the Employee sign a Post-Termination Agreement and the Employee voluntarily elects to sign such Post-Termination Agreement with the Company pursuant to Section 3(f) or Section 3(g), then the Applicable Post-Employment Restricted Period provided by the Post-Termination Agreement shall be of the same duration as the Performance Period.

For purposes of this Section 9, a “Talent Competitor” means any corporation, partnership, limited liability company or other business association, organization or entity that engages in the investment banking, securities brokerage or investment management business, including, but not limited to, investment banks, sell-side broker dealers, mergers and acquisitions or strategic advisory firms, merchant banks, hedge funds, private equity firms, venture capital firms, asset managers and investment advisory firms.

10.    Interpretation of This Agreement. All decisions and interpretations made by the Committee with regard to any question arising hereunder or under the Plan shall be binding and conclusive upon the Company and the Employee. If there is any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan shall govern (including, for avoidance of doubt, any provisions under the Plan imposing limitations on the number of Performance Share Units that may be awarded under this Agreement).

11.    Not Part of Employment Contract; Discontinuance of Employment. The Employee acknowledges that this Agreement awards performance share units to the Employee, but does not impose any obligation on the Company to make any future grants or issue any future Awards to the Employee or otherwise continue the participation of the Employee under the Plan. This Agreement does not constitute a contract of employment, shall not give the Employee a right to continued employment with the Company or any Affiliate, and the Company or Affiliate employing the Employee may terminate his or her employment and otherwise deal with the Employee without regard to the effect it may have upon him or her under this Agreement.

12.    Binding Effect. This Agreement shall be binding in all respects on the heirs, representatives, successors and assigns of the Employee.
13.    Choice of Law. This Agreement is entered into under the laws of the State of Delaware and shall be construed and interpreted thereunder (without regard to its conflict-of-law principles).
14.    Entire Agreement. This Agreement and the Plan set forth the entire agreement and understanding of the parties hereto with respect to the issuance of the Performance Share Units or Restricted Shares in lieu thereof and the administration of the Plan and supersede all prior agreements, arrangements, plans, and understandings relating to the issuance of the Performance Share Units, Restricted Shares in lieu thereof and the administration of the Plan.
15.    Securities Law Compliance. No Shares shall be delivered upon the vesting and settlement of any Performance Share Units unless and until the Company and/or the Employee shall have complied with all applicable federal, state or foreign registration, listing and/or qualification requirements and all other requirements of law or of any regulatory agencies having jurisdiction, unless the Committee has received evidence satisfactory to it that the Employee may acquire such shares pursuant to an exemption from registration under the applicable securities laws. Any determination in this connection by the Committee shall be final, binding, and conclusive. The Company reserves the right to legend any Share certificate or book entry, conditioning sales of such Shares upon compliance with applicable federal and state securities laws and regulations.
16.    Potential Clawback. This Award and any compensation associated therewith is subject to the Company’s Incentive Compensation Recovery Policy and may be made subject to forfeiture, recovery by the Company or other action pursuant to any compensation recovery policy adopted by the Board or the Committee at any time, including any amendment to the Company’s Incentive Compensation Recovery Policy in effect as of the date hereof or in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder, or as otherwise required by law. This Agreement may be unilaterally amended by the Committee at any time to comply with any such compensation recovery policy.
17.    Amendment and Waiver. Except as provided in this Agreement or in the Plan, this Agreement may be amended, waived, modified, or canceled only by a written instrument executed by the parties or, in the case of a waiver, by the party waiving compliance.
18.    Acknowledgment of Receipt of Copy. By execution hereof, the Employee acknowledges having received a copy of the prospectus related to the Plan and instructions on how to access a copy of the Plan.

    IN WITNESS WHEREOF, the Employee and the Company have executed this Agreement as of the date of issuance specified at the beginning of this Agreement.

    EMPLOYEE

    Printed name:

    PIPER SANDLER COMPANIES

    By
     Its

Appendix A
List of companies within the Russell 3000 with the Investment Banking GICS code as of January 28, 2022 (excluding Piper Sandler Companies):

1.B. Riley Financial Inc. (RILY)
2.Cowen Inc. (COWN)
3.Evercore Inc. (EVR)
4.The Goldman Sachs Group, Inc. (GS)
5.Greenhill & Co. (GHL)
6.Houlihan Lokey (HLI)
7.Jefferies Financial Group Inc. (JEF)
8.Lazard Ltd. (LAZ)
9.Moelis & Company (MC)
10.Morgan Stanley (MS)
11.Oppenheimer Holdings, Inc. (OPY)
12.PJT Partners Inc. (PJT)
13.Raymond James Financial (RJF)
14.Stifel Financial Corp. (SF)
15.StoneX Group Inc. (SNEX)